                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check One): [X]  Form 10-K   [ ] Form 20-F    [ ] Form 11-K
             [ ] Form 10-Q    [ ] Form N-SAR

For Period Ended:          November 30, 2005
                           -----------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:________________________________________

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

                  Audiovox Corporation
                  --------------------------------------------------------------
Full Name of Registrant

Former Name if Applicable

                  180 Marcus Boulevard
                  --------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

                  Hauppauge, New York 11788
                  --------------------------------------------------------------
City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a)      The reasons described in reasonable detail in Part
                           III of this form could not be eliminated without
                           unreasonable effort or expense;
                  (b)      The subject annual report, semi-annual report,
                           transition report on Form 10-K, Form 20-F, Form 11-K,
                           Form N-SAR, or portion thereof, will be filed on or
                           before the fifteenth calendar day following
[X]                        the prescribed due date; or the subject quarterly
                           report of transition report on Form 10-Q, or portion
                           thereof will be filed on or before the fifth calendar
                           day following the prescribed due date; and
                  (c)      The accountant's statement or other exhibit required
                           by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Due to difficulties experienced in the process of Edgarizing the Registrant's
Annual Report on Form 10-K for the year ended November 30, 2005, the Registrant was unable to file its Form 10-K on or before February 13, 2006. While the
Registrant submitted its Form 10-K on Monday February 13, 2006, it was not
accepted by the SEC until Tuesday February 14, 2006 due to transmission errors identified in the Registrants document.

PART IV--OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

     Charles M. Stoehr              (631)                    231-7750
     --------------------    -------------------     -------------------------
            (Name)               (Area Code)             (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [X] Yes  [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [ ] Yes          [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Audiovox Corporation
                              --------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date February 14, 2006                        By: s/ Charles M. Stoehr
     -----------------------                      ------------------------------
                                                  Charles M. Stoehr
                                                  Senior Vice President and
                                                  Chief Financial Officer